Exhibit 10.1

EMPLOYMENT AGREEMENT AMENDMENT

This Employment Agreement Amendment (this “Amendment”) between Da-Lite Screen Company, Inc., an Indiana corporation (the “Company”), and Richard E. Lundin (the “Executive”) is dated as of March 29, 2011.

WHEREAS, the Company and the Executive desire to amend certain provisions of the Executive’s Employment Agreement dated as of April 5, 2004, as thereafter amended (the “Employment Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Company and the Executive hereby agree as follows:

1. All of the provisions of the Employment Agreement not amended hereby shall remain in full force and effect. Unless otherwise indicated, capitalized terms shall have the same meaning as referenced in the Employment Agreement.

2. The Executive acknowledges and agrees that entering into this Amendment and the modifications to the Employment Agreement as a result thereof do not constitute Good Reason and do not entitle the Executive to terminate employment for Good Reason.

3. The Company shall pay the Executive a lump sum amount of $750,000 (“Closing Payment”), payable concurrently with the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of March 30, 2011, by and among Milestone AV Technologies LLC, a Delaware limited liability company, Milestone Holding Corporation, a Delaware corporation (“Buyer”), DLI Acquisition Corporation, an Indiana corporation and a wholly owned subsidiary of Buyer, the Company, and the Shareholders Representative (the “Merger”). If the transactions contemplated by the Merger are not consummated by the parties and a closing thereunder does not occur, then this Amendment will become null and void without any further action by the Company or the Executive and the Executive will not be entitled to receive the Closing Payment.

4. In consideration for the Closing Payment, the Executive has entered into this Amendment and agrees that if the Employment Period is not extended after the one (1) year anniversary of the closing of the Merger, for a one (1) year period thereafter, the Executive will be available to the Company for general business consulting with compensation for such consulting services at a reasonable rate, as determined by mutual agreement between the Company and the Executive.

5. This Amendment, and the amendments to the Employment Agreement set forth below, shall not go into effect or be binding on the Company or the Executive until the closing of the Merger.

6. Section 1 of the Employment Agreement is amended by deleting the second sentence thereof and replacing it with the following:

“The term of employment of the Executive by the Company pursuant to this Agreement (the “Employment Period”) shall commence on the date that the Merger (as defined below) is consummated (the “Closing Date”) and end on the first (1st) anniversary of the Closing Date, unless earlier terminated pursuant to Section 4 of this Agreement. During the Employment Period, the parties will determine whether it is mutually beneficial to negotiate a new longer-term employment agreement. The term “Merger” shall mean the transactions contemplated by that certain Agreement and Plan of Merger, dated as of

March 30, 2011, by and among Milestone AV Technologies LLC, a Delaware limited liability company, Milestone Holding Corporation, a Delaware corporation (“Buyer”), DLI Acquisition Corporation, an Indiana corporation and a wholly owned subsidiary of Buyer, the Company, and the Shareholders Representative (the “Merger”).”

7. Section 3(a) of the Employment Agreement is amended by deleting the first sentence thereof and replacing it with the following:

“During the Employment Period, the Company shall pay to the Executive cash compensation (“Salary”) at the rate of $450,000 per annum, payable in accordance with the Company’s executive payroll policy.”

8. The first sentence of Section 2 of the Employment Agreement shall be amended and restated by deleting the first sentence in its entirety and replacing it with the following: “The Company shall employ the Executive during the Employment Period as its President.”

9. The Employment Agreement is amended by adding the following new Section 19 as a part thereof:

“19. Code Section 409A. It is intended that this Agreement will comply with Section 409A of the Internal Revenue Code (the “Code”), and any regulations and guidelines issued thereunder, to the extent this Agreement is subject thereto, and this Agreement shall be interpreted on a basis consistent with such intent.”

IN WITNESS WHEREOF the parties have executed this Amendment as of the date above written.

Da-Lite Screen Company, Inc.		Executive

By:	/s/ Jerry C. Young	/s/ Richard E. Lundin

Name:	Jerry C. Young	Richard E. Lundin

Title:	Vice President – Finance and Chief Financial Officer